Exhibit 99.1

National Dentex Corporation Announces Sales and Earnings for the Third Quarter 2008

NATICK, Mass.--(BUSINESS WIRE)--November 7, 2008--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the three and nine months ended September 30, 2008. Sales for the quarter totaled $42,302,000, compared with $41,204,000 for the third quarter of 2007, an increase of 2.7%. Net income for the quarter was $791,000 or $.14 per share on a diluted basis compared to $1,308,000 or $.23 per share on a diluted basis in 2007.

For the nine months ended September 30, 2008, sales were $130,411,000 compared to $128,981,000 for the same period in 2007, an increase of 1.1%. Net income for the nine month period of $4,409,000 or $0.78 per diluted share decreased from $5,970,000 or $1.05 per share on a diluted basis in 2007.

David Brown, President and CEO stated: “We continue to operate in a very challenging marketplace. The consumer uncertainty has made it difficult to predict the extent to which consumer spending, specifically on elective dental procedures, will be impacted by the economic environment. Given these market conditions we will continue our proactive efforts to increase market share while taking precautionary measures to reduce costs. These cost saving initiatives, which began earlier this year, cut across all aspects of the business including labor, production and operating expenses. We remain confident that the combination of these efforts will enable us to manage through this current slowdown in earnings and create long range value for our shareholders.”

About National Dentex

National Dentex Corporation serves an active customer base of over 24,000 dentists through 46 dental laboratories located in 31 states and one Canadian province. National Dentex’s dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to statements regarding our future sales revenues, profitability, expectations regarding market share and cost savings, strategic initiatives and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The forward-looking statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed, including the current economic slowdown and credit market disruptions; National Dentex’s ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex’s ability to attract, retain and motivate qualified personnel; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; National Dentex’s ability to access the credit markets on commercially reasonable terms; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex’s filings with the Securities and Exchange Commission, particularly under Item 1A, “Risk Factors” of National Dentex’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. National Dentex assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

National Dentex Corporation Earnings Results (Unaudited) (In Thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008

Net Sales	$ 41,204	$ 42,302	$128,981	$ 130,411
Cost of Goods Sold	23,713	25,750	72,869	76,983
Gross Profit	17,491	16,552	56,112	53,428

Operating Expenses	14,455	14,369	43,681	43,994
Operating Income	3,036	2,183	12,431	9,434

Other Expense	219	212	616	580
Interest (Income) Expense	690	520	2,172	1,542
Income Before Tax	2,127	1,451	9,643	7,312

Income Taxes	819	660	3,673	2,903
Net Income	$ 1,308	$ 791	$ 5,970	$ 4,409

Weighted Average Shares Outstanding:
- Basic	5,538	5,655	5,530	5,598
- Diluted	5,691	5,665	5,660	5,622

Net Income per Share:
- Basic	$ 0.24	$ 0.14	$ 1.08	$ 0.79
- Diluted	$ 0.23	$ 0.14	$ 1.05	$ 0.78

National Dentex Corporation Selected Balance Sheet Data (Unaudited) (In thousands)

	December 31, 2007	September 30, 2008

Cash and Equivalents	$ 1,689	$ 2,281
Accounts Receivable – net	18,559	19,413

Current Assets	33,125	34,668
Current Liabilities	27,124	26,791
Working Capital	6,001	7,877

Total Assets	155,639	172,162

Long Term Obligations	37,323	49,112
Stockholders’ Equity	$ 91,192	$ 96,259

CONTACT:
National Dentex Corporation
Richard F. Becker, 508-907-7800
Executive Vice President, Treasurer